THE DALMORE GROUP

June 10, 2021

RSE Collection, LLC

250 Lafayette St., 2nd Fl

New York, NY 10012

Attention: George Leimer

Re:Secondary Market Transactions Engagement Letter (this “Letter Agreement”)

Dear George:

This letter confirms the agreement between Dalmore Group, LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Industry Protection Corporation (“SIPC”), (“Dalmore” or “we” or “us”) and RSE Archive, LLC, RSE Collection, LLC and RSE Innovation, LLC (individually, the “Issuer” or “you” and Collectively, the “Issuers”) as follows:

1.Engagement.  The Issuer hereby seeks to engage Dalmore to act as its representative/agent for the proposed private transactions (each individually, a “Transaction” and collectively, the “Transactions”) of secondary sales of your securities (the “Securities”) on the PPEX ATS operated by North Capital Private Securities (“NCPS”), and we accept this engagement upon the terms and conditions set forth in this Letter Agreement.

During the term of our engagement, we will, as appropriate to the Transactions:

▪consult with you and NCPS in planning and implementing the flow of Transactions;

▪assist you in preparing any transaction materials (the “Transaction Materials”) we mutually agree are beneficial or necessary to the consummation of a Transaction, including, but not limited to, new account set up materials, customer agreements and other such disclosure documents regarding the Issuer and the Securities;

▪act as agent on your customers’ behalf in order to assist in the execution of the Transactions on the PPEX ATS and facilitate the settlement of such Transactions;

▪review and approve each Transaction; and

▪assist counterparties to the Transactions with execution of secondary market trades in the Securities.

You acknowledge and agree that our engagement pursuant to this Letter Agreement is not an agreement by us or any of our affiliates to underwrite or purchase the Securities or otherwise provide any financing, nor an agreement by you to issue and sell the Securities.  We may decline to participate in or approve a Transaction in our sole and absolute discretion if we reasonably determine that the Transaction is deemed to be unsuitable or has become impractical or undesirable.

2.Fee. For our services, you agree that Dalmore shall receive:

▪a non-refundable retainer fee of $0, payable upon execution of this agreement; and

▪a commission of two percent (2%) of the gross proceeds (1% from the buyer and 1% from the seller involved in a Transaction) received related to sales of the Securities payable monthly as billed by Dalmore to a commission account that will be established by Dalmore at the designated paying agent used by the Issuer or directly by ACH or wire transfer of immediately available funds after each Transaction closing that will be initiated by the Issuer in agreement with Dalmore. For avoidance of doubt, the fee shall not be payable in the event a closing of a Transaction does not occur.

THE DALMORE GROUP

3.Indemnification and Contribution.  Annex A is hereby incorporated into this Letter Agreement by reference thereto and made a part hereof this Letter Agreement.

4.Representations, Warranties and Agreements of the Issuer.  You represent and warrant to Dalmore, and agree with us, that:

(a)the Securities will be sold in compliance with the requirements for exemptions from registration or qualification of, and otherwise in accordance with, all federal and state securities laws and regulations;

(b)you are duly organized and validly existing under the laws of your jurisdiction of formation and have the requisite power and authority to conduct business as will be described in the Transaction Materials;

(c)the execution and delivery of this Letter Agreement, and the performance of services and satisfaction of obligations hereunder, shall not constitute or give rise to (i) a violation of any obligations of you under your constituent documents, or (ii) a violation or breach by you or any of your employees, directors, officers, constituent partners, managers, members, or affiliate of such (collectively, “Related Persons”) of applicable law, any applicable contract, or any rule of a self-regulatory agency or any court order or judgment;

(d)there is no current, pending or, to the best of your knowledge, threatened action, suit or proceeding before or by any court or other governmental body to which you or any Related Persons is (or might become) a party, or to which any of its assets are (or might be) subject, that could reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of you;

(e)you agree to be responsible for the accuracy and completeness of any Transaction Materials prepared by you to the extent of federal securities laws applicable to a Transaction or the Transactions (other than projections and other forward-looking information with respect to and information of a general economic or industry nature).  You agree to notify Dalmore promptly of any material adverse changes, or development that may reasonably be expected to lead to any material adverse change, in your business, properties, operations, financial condition or prospects and concerning any statement contained in any Transaction Material, or in any other information provided to us by you, which is or becomes not accurate or which is or becomes incomplete or misleading in any material respect;

(f)you will undertake commercially reasonable efforts to make available to us such documents and other information which we reasonably deem appropriate and will provide us with access to your officers, directors, employees, accountants, counsel and other representatives on a need-to-know basis; it being understood that (i) we will rely solely upon such information supplied by you and your representatives without assuming any responsibility for independent investigation or verification thereof and (ii) we shall use all information received by us in connection with the Transactions contemplated by this Letter Agreement solely for the purposes of providing the services that are the subject of this Letter Agreement and shall treat confidentially all such information;

(g)you will work to ensure a flow of funds memorandum related to the Transactions; and

(h)upon the successful closing of a Transaction, you will assist in ensuring the proper registration/re-registration of the Securities via your transfer agent.

5.Representations, Warranties and Agreements of Dalmore.  Dalmore represents and warrants to you, and agrees, that:

(a)In conjunction with NPCS, we will work to ensure that the Securities will be sold in compliance with the requirements for exemptions from registration or qualification of, and otherwise in accordance with, all federal and state securities laws and regulations;

(b)Dalmore is duly organized and validly existing under the laws of its jurisdiction of formation and have the requisite power and authority to conduct business as described in the Transaction Materials;

THE DALMORE GROUP

(c)the execution and delivery of this Letter Agreement, and the performance of services and satisfaction of obligations hereunder, shall not constitute or give rise to (i) a violation of any obligations of Dalmore under its constituent documents, or (ii) a violation or breach by Dalmore or any of its employees, directors, officers, constituent partners, managers, members, or affiliate of such (collectively, “Dalmore Related Persons”) of applicable law, any applicable contract, or any rule of a self-regulatory agency or any court order or judgment;

(d)there is no current, pending or, to the best of Dalmore’s knowledge, threatened action, suit or proceeding before or by any court or other governmental body to which Dalmore or any Dalmore Related Persons is (or might become) a party, or to which any of its assets are (or might be) subject, that could reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of Dalmore;

(e)Dalmore agrees to be responsible for the accuracy and completeness of any information provided by Dalmore to you for inclusion in the Transaction Materials to the extent of federal securities laws applicable to a Transaction or the Transactions, and agrees to notify you promptly of any material adverse changes, or development that may reasonably be expected to lead to any material adverse change, in your business, concerning any other information provided to you, which is not accurate or which is incomplete or misleading in any material respect.

6.Other Matters Relating to Our Engagement.  You acknowledge that you have retained us solely to provide the services to you as set forth in this Letter Agreement.  In rendering such services, we will act as an independent contractor.  You acknowledge and agree that: (i) the primary role of Dalmore, as  agent, is in an arms-length commercial transaction between you and Dalmore and Dalmore has financial and other interests that may differ from your interests (ii)   Dalmore  is not acting as a financial advisor or fiduciary to you or any other person or entity and has not assumed any advisory or fiduciary responsibility to you with respect to the Transactions contemplated hereby and the discussions, undertakings and proceedings leading thereto (irrespective of whether Dalmore has provided other services or is currently providing other services to you on other matters) (iii) the only obligations Dalmore has to you with respect to the Transactions contemplated hereby expressly are set forth in this Letter Agreement and (iv) you have consulted your own legal, accounting, tax, financial and other advisors, as applicable, to the extent you deem appropriate in connection with the Transactions contemplated herein.

7.Termination.  Either party may terminate its engagement under this Letter Agreement, with or without cause, upon thirty days’ written notice to the other party. The fee, indemnity, contribution and exculpation, your representations, warranties and agreements, and miscellaneous provisions of this agreement (including Annex A) will survive any termination of this Letter Agreement.

8.Confidentiality.

(a)While performing hereunder this Letter Agreement, each of Dalmore and you (each, a “Party”) will be exposed to information about each other Party (“Disclosing Party”) or its affiliates or their business, which information is not known publicly (“Confidential Information”, as defined more specifically below). The Party being exposed to the information (including those to whom such Party discloses such information on a need-to-know basis in connection with a Party’s rights or obligations hereunder, “Recipient”) shall not disclose or use Confidential Information for any reason other than to further the specific activities permitted by this Agreement, in connection with the engagement or as required by applicable law, rule or regulation.

(b)As used herein, “Confidential Information” refers to matters relating to the Disclosing Party’s or its affiliates’ operations, performance, internal procedures, operations and finances, including, but not limited, to current, future and proposed products and product prototypes and samples, methodologies, technology, manufacturing techniques, trade secrets, financial and customer information, information from, by or about entities seeking to become, or have become, issuers, accredited investor information and documentation, procurement requirements, sales, merchandising and marketing plans, whether tangible or intangible, printed or electronic, disclosed directly or indirectly through one or more intermediaries, in writing, orally or by inspection of tangible objects, and all notes and derivative works based on or reflecting any such information or materials. “Confidential Information” also includes confidential or proprietary information of third parties that the Disclosing Party may disclose to the other Party.

THE DALMORE GROUP

(c)“Confidential Information” shall not include any information that: (a) is at the time of disclosure, or subsequently thereafter becomes, publicly known otherwise than by an act or omission of the Recipient in breach of this Agreement or of any other party in breach of any other obligation of confidentiality owing to Disclosing Party; (b) is already in the Recipient’s possession without any obligation of confidentiality at the time of disclosure, as shown by the Recipient’s written records in existence before the date of disclosure; (c) is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information, as shown by the Recipient’s written records in existence before the date of disclosure; or (d) the Recipient is required by any law, rule or regulation, legal process or by any judicial, regulatory or governmental order or request or as otherwise requested by any governmental agency, regulatory authority (including, any self-regulatory organization claiming to have jurisdiction), so long as the Recipient agrees, to the extent practicable and legally permitted (provided that no such notice shall be required for routine regulatory examinations and audits, including self-regulatory examinations), to promptly notify the Disclosing Party upon receipt of such request , provide the Disclosing Party the opportunity to respond thereto.

(d)Recipient shall be responsible to Disclosing Party for any acts or omissions of those to whom it discloses Confidential Information that would have breached this Agreement as if such act or omission had been by Recipient.

(e)If the Parties previously entered into a non-disclosure agreement (“NDA”), which remains in effect as of the Effective Date then in the event of a conflict between such NDA and this Agreement, the terms of this Agreement will prevail.

(f)No Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Letter Agreement or the terms hereof or otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of that Party.

(g)Each Party agrees to promptly notify the other concerning any material communications from or with any governmental, regulatory, judicial or law enforcement authority or self-regulatory organization with respect to this Agreement or the performance of its obligations hereunder, unless such notification is prohibited by the applicable governmental, regulatory, judicial or law enforcement authority or self-regulatory organization.

9.Privacy.

(a)Each Party agrees any non-public personal information (as defined in Regulation S-P) disclosed to it in connection with this Agreement is being disclosed for the specific purpose of permitting such Party to perform such Party’s obligations and the services set forth in this Letter Agreement. Each Party agrees that, with respect to such information, it will comply with Regulation S-P, the Gramm-Leach-Bliley Act (15 U.S.C § 6081 et seq.) and all other applicable U.S. privacy laws and it will not disclose any non-public personal information received in connection with this Letter Agreement to any other party (except to the other Party), except to the extent required to carry out this Letter Agreement or as otherwise permitted or required by law, rule or regulation. Each Party shall comply with all other privacy laws outside of the U.S. applicable to such Party or such Party’s activities in connection with this Letter Agreement.

(b)Each Party shall: (i) if applicable to such Party, comply with all applicable requirements of the CCPA (as defined below), when collecting, using, retaining or disclosing personal information; (ii) limit personal information collection, use, retention and disclosure to activities reasonably necessary and proportionate to the performance of this Letter Agreement or other compatible operational purpose; (iii) only collect, use, retain or disclose personal information collected in connection with this Letter Agreement; (iv) not collect, use, retain, disclose, sell or otherwise make personal information available for such Party’s own commercial purposes or in a way that does not comply with the CCPA, if applicable to such Party; (v) promptly comply with the other Party’s request or instruction requiring such Party to provide, amend, transfer or delete the personal information, or to stop, mitigate, or remedy any unauthorized processing; (vi) reasonably cooperate and assist the other Party in meeting any compliance obligations and responding to related inquiries, including responding to verifiable consumer requests, taking into account the nature of such Party’s processing and the information available to such Party; and (vii) notify the other Party immediately if it receives any complaint, notice or communication that directly or indirectly relates to either Party’s compliance. For purposes of this

THE DALMORE GROUP

Letter Agreement, “CCPA” means the California Consumer Privacy Act of 2018, as amended (Cal. Civ. Code §§ 1798.100 to 1798.199), and any related regulations or guidance provided by the California Attorney General.

10.Miscellaneous.  This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement, will be governed by and construed in accordance with the laws of the State of New York. ALL PARTIES TO THIS LETTER AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED. Arbitration awards may not be final or binding; a Party’s ability to have a court reverse or modify an arbitration award is very limited. The ability of the Parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings. The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all Parties to the panel at least 20 days prior to the first scheduled hearing date. The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry. The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court. The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Letter Agreement. The Parties agree that all controversies that may arise among the Parties, their respective affiliates, and their respective officers, directors, employees, agents or representatives concerning the Transactions or the construction, performance, or breach of this or any other agreement between the Parties pertaining to securities and other property, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration.  The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. This Letter Agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this Letter Agreement.  This Letter Agreement may be executed in any number of counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provisions of this Letter Agreement, which will remain in full force and effect.  You and us will endeavor in good faith negotiations to replace any invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.  This Letter Agreement is solely for the benefit of the you and us, and no other person (other than the Indemnified Persons set forth in Annex A hereto) will acquire or have any rights by virtue of this Letter Agreement.

Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this Letter Agreement.

Sincerely,

DALMORE GROUP LLC

By /s/ Etan Butler Jul 01 2021

Etan Butler

Chairman

Agreed and accepted as of the date first above written.

RSE Collection, LLC

By /s/ George Leimer Jul 01 2021

George Leimer, CEO of RSE Markets, Inc.

THE DALMORE GROUP

Annex A to Engagement Letter

Each Party agrees to (i) indemnify and hold harmless the other Party, its affiliates (within the meaning of the Securities Act of 1933), and each of its respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (each such person or entity is hereinafter referred to as an “Indemnified Person”), from and against any losses, claims, damages, liabilities, joint or several (“Losses”), of any actions, inquiries, and proceedings and enforcement actions in respect thereof, to which any Indemnified Person may become subject arising out of or in connection with our engagement or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the “Letter Agreement”), regardless of whether any of such Indemnified Persons is a party thereto, but solely to the extent such Losses are due to the fraud, bad faith, gross negligence, or willful misconduct of the indemnifying party (the “Indemnifying Person”) and (ii) periodically reimburse an Indemnified Person for such person’s legal and other expenses as may be incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation, but solely to the extent such Losses are due to the fraud, bad faith, gross negligence, or willful misconduct of the Indemnifying Person.  You are not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to such person’s fraud, bad faith, gross negligence or willful misconduct.  To the extent that any prior payment you made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person’s gross negligence or willful misconduct, such Indemnified Person will promptly pay you such amount.  Notwithstanding anything set forth herein, no provision of the Letter Agreement shall require you to indemnify or reimburse any Indemnified Person for any losses, claims, damages or liabilities and any related expenses arising out of any claim, action or proceeding initiated by or brought by or on behalf of any Indemnified Person against you or by you against any Indemnified Person, and in each case, that is not initiated or brought in connection with any claim, action or proceeding brought by an unaffiliated third party against an Indemnified Person in a matter otherwise covered by this paragraph.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable or unavailable to hold each Indemnified Person harmless (other than due to the Indemnified Person’s fraud, bad faith, gross negligence or willful misconduct as finally judicially determined), the Indemnifying Person agrees to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Transaction or Sale, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and the Indemnifying Person as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Transaction or Sale exceed the amount of the fee actually received by the Indemnified Persons pursuant to the Agreement, except to the extent that such losses, claims, damages, liabilities or expenses arise from the Indemnified Person’s fraud, bad faith, gross negligence or willful misconduct as finally judicially determined).  The respective relative benefits received by us and you in connection with any Transaction or Sale will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Dalmore in connection with the Transaction or Sale bears to the aggregate consideration paid or proposed to be paid in the Transaction or Sale, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against the Indemnifying Person pursuant to the Letter Agreement, notify the Indemnifying Person in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which the Indemnifying Person may have to any Indemnified Person, except the Indemnifying Person’s obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that the Indemnifying Person  suffers actual prejudice as a result of such failure.  If the Indemnifying Person so elects, it may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to the Indemnified Person) and payment of expenses, provided the Indemnifying Person permits an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense.  Notwithstanding the foregoing, in the event (i) the Indemnifying Person  fails promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between the Indemnifying Person or its counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and the Indemnifying Person agrees to pay the fees and disbursements of such separate counsel as incurred; provided however, that the Indemnifying Person  will not, in

THE DALMORE GROUP

connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

The Indemnifying Person will not, without the other Party’s prior written consent, which will not be unreasonably withheld, delayed, or conditioned, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under the Letter Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of all Indemnified Persons from all liability and obligations arising therefrom. Without the Indemnifying Person’s prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder.

Each Party also agrees that no Party will have any liability (whether in contract, tort or otherwise) to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses incurred by the other Party which have been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by the first Party due to such person’s fraud, bad faith, gross negligence or willful misconduct.  In no event, regardless of the legal theory advanced, will either party be liable for any consequential, indirect, incidental, special or punitive damages of any nature.  Each party’s indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Letter Agreement.